EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Perficient, Inc.:
We consent to the incorporation by reference in the registration statements   (No. 333-118839, No. 333-130624, No. 333-147730, No. 333-157799, No. 333-160465, and No. 333-183422) on Form S-8  of Perficient, Inc. (the Company)  of our report dated March 5, 2014, with respect to the consolidated balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of the Company.
Our report dated March 5, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, contains an explanatory paragraph that states the Company acquired TriTek Solutions, Inc. (“TriTek”) and Clear Task, Inc. (“Clear Task”) in May 2013 and CoreMatrix Systems, LLC (“CoreMatrix”) in October 2013, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2013, TriTek's, Clear Task's, and CoreMatrix's internal control over financial reporting associated with 15% and 6% of the Company's total assets and total revenues, respectively, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2013. Our audit of internal control over financial reporting of the Company as of December 31, 2013 also excluded an evaluation of the internal control over financial reporting of TriTek, Clear Task, and CoreMatrix.

 /s/ KPMG LLP
St. Louis, Missouri
March 5, 2014